Exhibit 10.117

SETTLEMENT AND GENERAL RELEASE AGREEMENT

This Settlement and General Release Agreement (“Agreement”) is made and entered by and between Barry Lefkowitz (“Lefkowitz”) and Mack-Cali Realty Corporation (“the Company”).

WHEREAS Lefkowitz and the Company are parties to a Second Amended and Restated Employment Agreement entered into as of July 1, 1999 (the “Employment Agreement”), an Indemnification Agreement, dated October 22, 2002 (“Indemnification Agreement”) and certain other understandings and arrangements including, without limitation, a Deferred Retirement Compensation Agreement entered into as of September 12, 2012, a Multi-Year Performance Award Agreement entered into as of September 12, 2012, an Amended and Restated TSR-Based Performance Award Agreement each with a Grant Date of January 1, 2013 (all such other understandings and agreements whether or not itemized herein collectively are referred to as the “Understandings”); and

WHEREAS Lefkowitz has received from the Company certain equity awards including without limitation shares of restricted common stock of the Company, and/or units of common stock of the Company (collectively “Awards”); and

WHEREAS Lefkowitz has expressed his desire to resign his employment with the Company and pursue other endeavors; and

WHEREAS the Company has determined to accept Lefkowitz’ resignations upon the following terms and conditions.

NOW THEREFORE in consideration of the mutual covenants set forth herein, Lefkowitz and the Company agree as follows:

1. Lefkowitz’ resignation from employment with the Company and from all offices, positions, directorship, and/or fiduciary responsibilities of any nature or description with the Company, its affiliates and/or any of their subsidiaries or any of their employee benefit plans shall be effective as of March 31, 2014 (the “date of termination”).

2. In full and final satisfaction of any amounts due or which could be due Lefkowitz pursuant to the Employment Agreement, the Understandings, the Awards or otherwise, it is agreed as follows:

(a) The Company will pay Lefkowitz any unpaid annual base salary at the rate currently in effect accrued or to be accrued through the date of termination;

(b) The Company will pay Lefkowitz $2,500,000 (the “Fixed Amount”) in accordance with Paragraph 2(h);

(c) The Company will reimburse Lefkowitz for as yet unreimbursed expenses he may have incurred prior to March 31, 2014, pursuant to its expense reimbursement policy, within 60 days following March 31, 2014;

(d) Until March 31, 2014, Lefkowitz and his eligible dependents shall continue to participate as they currently do in the Company’s health, medical, dental and vision plans.  For the four (4)  year period beginning on April 1,2014 (the “Insurance Coverage Period”), the Company shall continue Lefkowitz’ and his eligible dependents’ participation in the Company’s health, medical, dental and vision plans in which senior executives of the Company participate on the same terms as such senior executives participate.  Thereafter, Lefkowitz shall have the right to elect continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended; if, at any time during the Insurance Coverage Period Lefkowitz and/or his dependents cannot participate in the Company’s medical plan in active participant status by reason of Internal Revenue Service disqualification of the tax status of the plan, the Company shall pay Lefkowitz the cost of securing a policy or policies with substantially similar coverage as that previously afforded Lefkowitz and/or his dependents for the remaining term of the Insurance Coverage Period, together with an amount sufficient to fully pay any tax liabilities incurred by Lefkowitz as a result of this provision (i.e., a full tax gross up payment).

(e) A Multi-Year Performance Award of 68,667 shares to Lefkowitz of Company common stock will vest on the termination date, and the Company will pay Lefkowitz $123,600.60 representing dividends on such shares (the “Dividend Payment”) in accordance with Paragraph 2(h);
(f) A TSR-Based Performance Award of 225 performance shares to Lefkowitz will vest on the termination date for which the Company shall issue to Lefkowitz a total of 11,457 shares of common stock (the “Deferred Shares”), which shall be inclusive of dividends with respect to such TSR Award, in accordance with Paragraph 2(h); and

(g) The Company will pay Lefkowitz $763,021.17 (the “Deferred Amount”) in connection with certain Deferred Retirement Compensation Agreement awards in accordance with Paragraph 2(h).

(h) Promptly following execution of this Agreement, the Company will establish a “Rabbi Trust” pursuant to a form of agreement substantially similar to the form that has been used by the Company in similar circumstances.  Immediately following the establishment of such Rabbi Trust, in order to fund the trust, the Company will (1) wire transfer to the account designated on by the Company with the consent of Lefkowitz an amount (hereinafter referred to as the “Cash Termination Payment”) equal to the sum of (A) the Fixed Amount, (B) the Deferred Amount, (C) the Dividend Payment plus (D) interest on (i) the Fixed Amount, (ii) the Deferred Amount and (iii) the Dividend Payment, in each case, from March 31, 2014 to the Scheduled Payment Date (as hereinafter defined) at an annual rate equal to the prime rate (the “Prime Rate”) as set forth in the Eastern edition of The Wall Street Journal on the business day immediately preceding March 31, 2014 and (2) transfer the Deferred Shares to an account established by the trustee.  The Cash Termination Payment and the Deferred Shares shall be held in the Rabbi Trust pursuant to the terms of the agreement to be entered into as set forth above. No later than the earlier to occur of (X) October 1, 2014 (the “Scheduled Payment Date”), and (Y) within 10 days following Lefkowitz’s date of death (such earlier to occur date is hereinafter referred to as the “Actual Payment Date”), the Company will advise Lefkowitz and the trustee of the required applicable federal and state income and employment tax withholding at the rates then in effect (the “Applicable Withholding”) on the Cash Termination Payment and the Deferred Shares. Upon receiving advice of the Applicable Withholding on the Cash Termination Payment and the Deferred Shares, the trustee shall pay to the Company an amount in cash and/or Deferred Shares equal to such Applicable Withholding, following which the balance of the Cash Termination Payment and the Deferred Shares shall be released from the trust and paid to Lefkowitz or his estate, as the case may be. In the event that the Company shall fail to advise Lefkowitz and the trustee of the Applicable Withholding by the Actual Payment Date, the trustee shall be authorized to withhold an amount equal to the then statutory withholding requirements on bonus compensation, pay-over such amount to the Company in cash and/or Deferred Shares, and release the balance of the Cash Termination Payment and the Deferred Shares to Lefkowitz. The Company shall remit such Applicable Withholding (or the amount remitted to the Company by the trustee should the Company fail to advise the trustee of the Applicable Withholding as provided above) to the appropriate taxing authorities when the same is due.

It is understood and agreed that all payments hereunder shall be subject to all required deductions and withholdings and that vesting of shares of Company common stock itemized in 2(e) and 2(f) shall be governed by, except as otherwise provided herein, the terms and conditions of the respective Awards agreement.

3. Lefkowitz understands and agrees that he is receiving compensation, payments and/or benefits and agreements under this Agreement that are in excess of those to which he is now, or to which in the future he may be entitled, from the Company and/or Company Releasees (as defined in Paragraph 5), and that such compensation, payments and benefits are being provided to him in consideration of his acceptance and execution of, and in reliance upon his representations in, this Agreement.  Lefkowitz acknowledges that such consideration is adequate and satisfactory to him.

4. Except for the payments and benefits provided for in Paragraph 2 and any 401(k) or other vested benefits due to Lefkowitz pursuant to the terms and conditions of any employee benefit plan in which Lefkowitz was a participant on or prior to March 31, 2014 (but not including the Awards and Understandings), Lefkowitz acknowledges and agrees that he is entitled to no other compensation, payments, or benefits from the Company and/or the Company Releasees (as defined in Paragraph 5) of any kind or nature whatsoever, including, without limitation, pursuant to the Employment Agreement (other than pursuant to Paragraph 15(a) thereof), pursuant to the Understandings, pursuant to the Awards, and/or for salary, tips, severance pay, fringe benefits, vacation pay, bonuses, incentive compensation, sick pay, insurance, disability insurance, medical benefits, paid or unpaid leave, severance, vesting of equity awards, performance award or payments or any other allowance, payment, grant, award or benefit of any nature or description, provided however that nothing herein shall affect Lefkowitz’ rights pursuant to the Indemnification Agreement, and rights to indemnification, advancement, defense or reimbursement pursuant to any applicable D&O policies or any similar insurance policies, the Company’s amended and restated by-laws as amended or applicable law.

5.    (a)           In further consideration of the covenants undertaken herein by the Company, including, without limitation, the payments described in Paragraph 2, Lefkowitz hereby waives, releases and forever discharges the Company and any of its predecessors, parents, subsidiaries, affiliates, and related companies, and all of his, its and/or their respective past and present parents, subsidiaries and affiliates and all of their past and present employees, directors, officers, members, attorneys, representatives, insurers, agents, shareholders, successors, and assigns (individually and collectively “Company Releasees”) from and with respect to any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort or pursuant to federal, state or local statute, regulation, ordinance or common law, which Lefkowitz now has, ever had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to Lefkowitz, from the beginning of time until the Effective Date of this Agreement, as defined in Paragraph 18.  Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right asserted or which could have been asserted by Lefkowitz against the Company and/or based upon or arising under any federal, state or local tort, fair employment practices, equal opportunity, or wage and hour laws, including, but not limited to, the common law of the State of New York and the State of New Jersey, Title VII of the Civil Rights Act of 1964, the New York State Human Rights Law, the New York City Human Rights Law, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. Section 1981, the Equal Pay Act, the Fair Labor Standards Act, the New York Labor Law, the New Jersey Law Against Discrimination, the New Jersey Wage and Hour Law, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act and the Employee Retirement Income Security Act, including all amendments thereto.

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by Lefkowitz of:  (i) any claim or right that may arise after the Effective Date of this Agreement, as defined in Paragraph 18; (ii) any claim or right Lefkowitz may have under this Agreement; (iii) any 401(k) benefits or other vested benefits due to Lefkowitz pursuant to the terms and conditions of any Company employee benefit plan in which Lefkowitz was a participant on or prior to March 31, 2014 (but not the Awards or Understandings); (iv) any claim or right Lefkowitz may have under Section 15(a) of the Employment Agreement; or (v) any claim or right Lefkowitz may have pursuant to the Indemnification Agreement, or to indemnification, advancement, defense or reimbursement pursuant to any applicable D&O policies or any similar insurance policies, the Company’s amended and restated by-laws as amended or applicable law.

(b)           Lefkowitz represents and affirms that (i) he has not commenced, maintained, prosecuted, or participated in any complaint, claim or action against the Company and/or the Company Releasees, in any court or before any administrative, investigative or arbitral body or agency, (ii) that to the best of Lefkowitz’ knowledge and belief, there is no outstanding claim or demand for relief against the Company and/or the Company Releasees by Lefkowitz or any person, organization, or entity acting on Lefkowitz’ behalf, and (iii) that Lefkowitz will not in the future commence, maintain, prosecute or participate in any complaint, claim of any nature or description or action, against the Company or any Company Releasee for any claim released herein in any court or before any administrative, investigative or arbitral body or agency.  Notwithstanding the foregoing, this Agreement does not extend to those rights, which as a matter of law cannot be waived.

(c) In further consideration of the covenants undertaken herein by Lefkowitz, the Company hereby waives, releases and forever discharges Lefkowitz and his heirs, representatives, attorneys, agents, successors, and assigns from and with respect to any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort or pursuant to federal, state or local statute, regulation, ordinance or common law, which the Company now has, ever had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to the Company, from the beginning of time until the Effective Date of this Agreement, as defined in Paragraph 18, other than claims that the Company does not know of, or have reason to know of, for misappropriation of material assets by Lefkowitz.

6. Neither this Agreement, nor anything contained in it, shall constitute or shall be used as an admission or as evidence of any liability or wrongdoing whatsoever by or attributable to the Company or the Company Releasees.  The Company and the Company Releasees deny any liability whatsoever to Lefkowitz and/or that it or they have violated any agreement with Lefkowitz, or any duty or obligation owed him, derived from any source whatever whether statutory, regulatory, contractual or otherwise.  Neither this Agreement, nor anything contained in it, shall be introduced in any proceeding in any forum of any nature or description except to enforce this Agreement or to defend against any claim relating to the subject matter of the releases contained herein or as required by court order, subpoena, or other legal process.

7. The Parties agree to the issuance of a Press Release regarding Lefkowitz’ departure, in the form annexed hereto as Exhibit A.

8.    (a)           Lefkowitz agrees that he will not engage in any wrongful conduct that is injurious to the Company and its subsidiaries’ officers and directors’ reputation and interest, including but not limited to, disparaging, inducing or encouraging others to disparage or bring claims against the Company and  its subsidiaries’ officers and directors, or making or causing to be made any statement that is critical of or otherwise maligns the business reputation of the Company and  its subsidiaries’ officers and directors, except if testifying truthfully under oath pursuant to any lawful court order or subpoena (“Required Disclosure”), provided that Lefkowitz shall provide prior notice of a Required Disclosure as far in advance as reasonably practicable under the circumstances of a Required Disclosure (unless prohibited by law), so that the Company may intervene, appear or otherwise object, including by requesting confidential hearing or treatment at the Company’s sole expense.

(b) The Company (through its and its’ subsidiaries’ officers and directors) will not engage in any wrongful conduct that is injurious to Lefkowitz’ reputation and interest, including but not limited to, disparaging, inducing or encouraging others to disparage or bring claims against Lefkowitz, or making or causing to be made any statement that is critical of or otherwise maligns the business reputation of Lefkowitz, except pursuant to a Required Disclosure, provided that the Company shall provide prior notice of a Required Disclosure as far in advance as reasonably practicable under the circumstances of a Required Disclosure (unless prohibited by law), so that Lefkowitz may intervene, appear or otherwise object, including by requesting confidential hearing or treatment at Lefkowitz’ sole expense.

9. If contacted by a prospective employer for a letter or phone reference for Lefkowitz, the Company will respond as set forth on Exhibit B.

10. Lefkowitz will not seek future employment with the Company.

11. The rights and obligations of the Parties hereunder shall be construed and enforced in accordance with, and shall be governed by, the laws of the State of New Jersey, without regard to principles of conflict of laws.

12. This Agreement constitutes and contains the entire agreement and understanding between Lefkowitz and the Company concerning the subject matters addressed herein and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof.  This is an integrated document.  It is understood and agreed that except for paragraphs 11, 12, 14 (but solely as Paragraph 14 relates to Paragraphs 11 and 12), and 15(a) which shall survive according to their respective terms, the Employment Agreement shall terminate and be null and void and of no further effect, from on and after April 1, 2014.  In addition, the Indemnification Agreement is hereby incorporated by reference and shall remain in full force and effect.

13. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.  Photographic and facsimiled copies of such signed counterparts may be used in lieu of the originals for any purpose.

14. If any provision of this Agreement or the application thereof is held invalid, such invalidation shall not affect other provisions or applications of this Agreement and to this end, the provisions of this Agreement are declared to be severable, provided, however, that if the release provided for in Paragraph 5 or any part thereof is declared or adjudged invalid or unenforceable for any reason and, as a result, a claim covered by and released in Paragraph 5 (had Paragraph 5 or part thereof not been declared or adjudged invalid or unenforceable) is brought by Lefkowitz against the Company, the entire Agreement shall be a nullity and all consideration provided in this Agreement shall be repaid by Lefkowitz to the Company.  If the release provided for in Paragraph 5 or any part thereof is declared or adjudged invalid or unenforceable for any reason and a claim is brought by or on behalf of the Company against Lefkowitz, the Company shall indemnify Lefkowitz in connection with such claim.

15. Each party has cooperated in the drafting and preparation of this Agreement.  Hence, in any construction or interpretation of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

16. This Agreement cannot be modified except in writing signed by all parties.

17. Lefkowitz hereby acknowledges:

(a) he has been advised to consult with an attorney before signing this Agreement;

(b) he has obtained independent legal advice from an attorney of his choice with respect to this Agreement, or has knowingly and voluntarily chosen not to do so;

(c) he freely, voluntarily and knowingly entered into this Agreement after due consideration;

(d) he has had a minimum of twenty-one (21) days to review and consider this Agreement;

(e) he has a right to revoke this Agreement by notifying Dennis Block, Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166 in writing through and including April 1, 2014;

(f) In exchange for his waivers, releases and commitments set forth herein, including his waiver and release of all claims arising under the Age Discrimination in Employment Act, the payments, benefits and other considerations that he is receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which he would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein.

18. This Agreement shall become effective upon the expiration of the revocation period provided for in Paragraph 17(e) above.

19. This Agreement and Release shall inure to the benefit of and shall be binding upon the Company and/or the Company Releasees and all their respective successors and assigns, and any entity with which they may merge or consolidate or to which they may sell all or substantially all their or its assets, and Lefkowitz agrees that he may not sell or otherwise assign rights, obligations or benefits under this Agreement and any attempt to do so shall be void; Lefkowitz further covenants and agrees that he has not assigned or otherwise transferred any claim released in this Agreement, in whole or party, to any person or entity.

20. By signing this Agreement, Lefkowitz affirms that he shall return to the Company all keys, credit cards, if any, ID cards, and beepers, and that he shall return or destroy any and all original and duplicate copies of all his work product and of files, calendars, books, records, notes, notebooks, manuals, computer disks, diskettes, and any other magnetic and other media materials he has in his possession or under his control which contains confidential or proprietary information of the Company.

21. The parties agree that the amounts and benefit payable hereunder are either exempt from or compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance promulgated thereunder (the “Section 409A”), and the parties agree not to take any position inconsistent with such agreement for any reporting purposes, whether internal or external, and to cause their affiliates, successors and assigns not to take any such inconsistent position.  Notwithstanding anything in this Agreement to the contrary, any payments or benefits due hereunder that constitute non-exempt “deferred compensation” (as defined in Section 409A) that are otherwise payable by reason of Lefkowitz’s termination of service will not be paid or provided to Lefkowitz until Lefkowitz has undergone a “separation from service” (as defined in Section 409A), which the parties agree shall occur on March 31, 2014. If, and only if, Lefkowitz is a “specified employee” (as defined in Section 409A) and a payment or benefit provided for in this Agreement would be subject to additional tax under Section 409A if such payment or benefit is paid within six (6) months after Lefkowitz’s separation from service (i.e., September 30, 2014, or six (6) months after March 31, 2014), then such payment or benefit shall not be paid (or commence) during the six-month period immediately following Lefkowitz’s separation from service except as provided in the immediately following sentence. In such an event, any payment or benefits that otherwise would have been made or provided during such six-month period and that would have incurred such additional tax under Section 409A shall instead be paid to Lefkowitz in a lump-sum cash payment on October 1, 2014 or, if earlier, within 10 days following the date of Lefkowitz’s death. Lefkowitz’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. If Lefkowitz is entitled to any reimbursement of expenses or in-kind benefits that are includable in Lefkowitz’s federal gross taxable income, the amount of such expenses reimbursable or in-kind benefits provided in any one calendar year shall not affect the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Lefkowitz’s right to reimbursement of expenses or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed as of the dates set for below.

Dated: March 1, 2014	/s/ Barry Lefkowitz Barry Lefkowitz

Dated: March 1, 2014	THE COMPANY: Mack-Cali Realty Corporation /s/ Mitchell E. Hersh By: Mitchell E. Hersh President and Chief Executive Officer

EXHIBIT A

PRESS RELEASE

[Filed as Exhibit 99.4 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on March 3, 2014]

EXHIBIT B

REFERENCE

Barry Lefkowitz capably served the Company as Chief Financial Officer and in a number of other positions over a number of years.  The Company will be please to confirm specific dates of employment, positions held, and salary following receipt of a signed release from Mr. Lefkowitz.